Exhibit 10.12

LOAN OFFSET AGREEMENT

This LOAN OFFSET AGREEMENT (this “Agreement”) is hereby entered into this 21st day of March, 2022, by and among Forge Global, Inc. (the “Company”), and Jose Cobos (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive previously borrowed funds from the Company pursuant to certain promissory notes between the Executive and the Company in amounts of $457,444.80 and $96,000.00 (collectively, the “Outstanding Amount”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger by and among Motive Capital Corp, a Cayman Islands exempted company (“Acquiror”), FGI Merger Sub, Inc, a Delaware corporation and a direct wholly owned subsidiary of Acquiror.(“Merger Sub”), and the Company, dated as of dated as of September 13, 2022, pursuant to which Merger Sub will be merged with and into the Company, with the Company remaining as the surviving entity (the “SPAC Transaction”);

WHEREAS, subject to the closing of the SPAC Transaction and the Executive’s continued employment through the date of payment, the Executive is entitled to receive $2,625,000.00 (the “Transaction Bonus”), less any applicable withholdings and subject to any additional terms set forth in that certain Amended and Restated Employment Agreement between the Company and the Executive, effective as of September 9, 2021 (the “Employment Agreement”);

WHEREAS, the Company has agreed to offset the after-tax value of the Transaction Bonus against the outstanding balance of the Outstanding Amount, including any unpaid interest owed thereon, as of one day immediately prior to the closing of the SPAC Transaction;

NOW, THEREFORE, in order to document the loan offset and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.                   Loan Offset. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, effective immediately prior to the closing of the SPAC Transaction, the Company hereby agrees to offset an applicable portion of the after-tax value of the Transaction Bonus against the Outstanding Amount, including any unpaid interest owed thereon, as of one day immediately prior to the closing of the SPAC Transaction (the “Loan Offset”).

2.                   Payment of Excess Amount. In the event that the Company determines the after-tax value is less than the Outstanding Amount, including any unpaid interest owed thereon (such excess amount, the “Excess Amount”), the Executive shall make a cash payment to the Company at least three business days prior to the closing of the SPAC Transaction in an amount equal to the Excess Amount, which Excess Amount shall be determined by the Company and provided to the Executive at least five business days prior to the SPAC Transaction.

3.                   Tax Consequences. The Executive has had an opportunity to review the federal, state and local tax consequences of the Loan Offset and this Agreement with his own tax advisors. The Executive is relying solely on such advisors and his/her own interpretation and not on any statements or representations of the Company or any of its affiliates. The Executive understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of the transactions contemplated by this Agreement.

4.                   Release. For and in consideration of the Loan Offset and the other covenants and promises set forth in this Agreement, the Executive, on behalf of himself and his assigns, heirs, beneficiaries, creditors, representatives, agents and affiliates (the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges the Company, each of its present and former direct or indirect partners, members and stockholders and the officers, directors, partners, members, stockholders, trustees, shareholders, representatives, employees, agents, affiliates, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all actions, debts, claims, counterclaims, demands, liabilities, damages, causes of action, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, which relate to or arise out of such Releasing Party’s rights to the Outstanding Amount, the Transaction Bonus, and any other topics described or referenced herein (provided, however, that this release does not extend to the Executive’s rights to receive payment of the Transaction Bonus in the event that the after-tax value of such Transaction Bonus is in excess of the Outstanding Amount and any appliable interest, subject to the terms of the Employment Agreement).

5.                   Withholding Rights. If applicable, the Company shall be entitled to deduct and withhold from the Transaction Bonus and/or Loan Offset such amounts as it may be required to deduct and withhold with respect to the making of such payment or offset under the United States Internal Revenue Code of 1986, as amended, or any provision of state or local tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Executive in respect of which such deduction and withholding were made by the Company.

6.                   Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

7.                   Severability. Any provision of this Agreement that is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

8.                   Termination. This Agreement shall automatically and immediately terminate if the SPAC Transaction is not fully completed or if the Executive’s employment with the Company is terminated for any reason prior to the consummation of the SPAC Transaction.

9.                   Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Except as contemplated by the foregoing sentence, this Agreement may not be assigned by any party hereto.

10.               Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board of Directors of the Company.

11.               Interpretation. For purposes of this Agreement, the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, whenever the masculine is used herein, the same shall include the feminine, and whenever the feminine is used herein, the same shall include the masculine, where appropriate.

12.               Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have caused this Loan Offset Agreement to be executed as of the date set forth above.

COMPANY:

FORGE GLOBAL, INC.

By:
Name:
Title:

EXECUTIVE:

Jose Cobos